Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES FIRST QUARTER FISCAL 2009 RESULTS

SAN JOSE, CA (January 21, 2009) - Sanmina-SCI Corporation (the “Company”/ Nasdaq GS: SANM), a leading global Electronics Manufacturing Services (EMS) company, today reported financial results for the first fiscal quarter ended December 27, 2008.

Revenue for the first quarter was $1.42 billion, compared to $1.78 billion in the same period a year ago ended December 29, 2007(1).  Revenue in the quarter was impacted by weakening market conditions across all the company’s end-markets.

Non-GAAP Financial Results(2)

Non-GAAP gross profit in the first quarter was $95.9 million, or 6.7 percent of revenue, compared to gross profit of $130.9 million, or 7.4 percent of revenue, in the first quarter a year ago.  Non-GAAP operating income was $31.2 million, or 2.2 percent of revenue in the quarter, compared to $41.1 million, or 2.3 percent of revenue, in the same period a year ago.

Non-GAAP net loss in the first quarter was ($768) thousand, or break-even diluted earnings per share, compared to a net income of $5.1 million, or $0.01 diluted earnings per share, in the same period a year ago.

GAAP Financial Results

GAAP net loss in the first quarter was ($25.3) million or ($0.05) diluted loss per share, compared to a net loss of ($9.5) million, or ($0.02) diluted loss per share, in the same period a year ago.

GAAP results for the first quarter were negatively impacted by the recent filings for bankruptcy reorganization by Nortel Networks, Inc. and its affiliates in the United States and in various foreign jurisdictions.   While these proceedings are in the early stages, the company estimated and recorded $10 million of charges in the quarter related thereto. As these proceedings develop, new factors may come to light that could materially change these estimates and require the company to record additional charges, or credits. (The company’s non-GAAP results have excluded these charges.)

As of December 27, 2008, the ending cash and cash equivalents were $796.8 million compared to $869.8 million for the year ending September 27, 2008.

(In thousands, except per share data)	Q1:2009	Q4:2008(1)	Q1:2008(1)
GAAP:
Revenue	$1,419,264	$1,703,579	$1,778,140
Net loss	$(25,273)	$(473,915)	$(9,453)
Loss per share	$(0.05)	$(0.89)	$(0.02)
Non-GAAP*:
Revenue	$1,424,264	$1,703,579	$1,778,140
Gross profit	$95,896	$132,828	$130,900
Gross margin	6.7%	7.8%	7.4%
Operating income	$31,164	$59,305	$41,056
Operating margin	2.2%	3.5%	2.3%
Net income (loss)	$(768)	$24,027	$5,105
Earnings (loss) per share	$(0.00)	$0.05	$0.01

*     Please refer to “Non-GAAP Financial Information” below for a discussion of how the above non-GAAP financial measures are calculated and why we believe this information is useful to investors.  A reconciliation from GAAP to non-GAAP results is contained in the financial statements provided in this release and is available in the Investor Relations section of our website at www.sanmina-sci.com.

“We continue to experience weak demand and limited visibility across all of our market segments. To offset this decline, we remain focused on our efforts to reduce cost, improve operating efficiencies and deliver innovative technologies and solutions that offer value to our customers.”

“Sanmina-SCI is financially sound with a strong cash position, adequate liquidity and a healthy debt maturity profile to weather these challenging market conditions.  We have learned from our experience of difficult times in the past and are confident we will emerge as an operationally and financially stronger company when market conditions normalize,” stated Jure Sola, Chairman and Chief Executive Officer.

Fiscal Second Quarter 2009 Goals

During this period of economic uncertainty, the company cannot confidently provide a meaningful range of guidance estimates as to its projected financial performance.  However, the company’s internal plans for its second quarter fiscal 2009 are for revenue of approximately $1.3 billion, non-GAAP earnings per share to be break-even and to generate positive free cash flow.

(1)Basis of Presentation for Continuing Operations

The Company completed the sale of the assets of its personal computing business and associated logistics services in two transactions that closed on June 2, 2008 and July 7, 2008, respectively.  The Company has reported this line of business as a discontinued operation in the financial statements that accompany this press release.  Therefore, results for the first and fourth quarter fiscal 2008 are based on continuing operations.

(2)Non-GAAP Financial Information

In the commentary set forth above, we present the following non-GAAP financial measures: revenue, gross profit, gross margin, operating income, operating margin, net income and earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, amortization expense and other infrequent or unusual items, to the extent material or which we consider to be of a non-operational nature in the applicable period.

We have furnished these non-GAAP financial measures because we believe they provide useful supplemental information to investors in that they eliminate certain financial items that are of a non-recurring, unusual or infrequent nature or are not related to the Company’s regular, ongoing business.  Our management also uses this information internally for forecasting, budgeting and other analytical purposes.  Therefore, we believe that presenting non-GAAP financial measures in addition to GAAP results enables investors to analyze the core financial and operating performance of our Company in the manner utilized by management and to facilitate period-to-period comparisons and analysis of operating trends.  A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina-sci.com.  Sanmina-SCI provides second quarter plan information only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

The non-GAAP financial information presented in this release may vary from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.

Company Conference Call Information

Sanmina-SCI will be holding a conference call regarding this announcement on Wednesday, January 21, 2009 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.   A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 79906357.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

Certain statements contained in this press release, including the  Company’s expectations for future revenue,  earnings per share and cash flow and the future financial condition of the Company constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including continued deterioration of the market for the Company’s customers’ products and the global economy as a whole negatively impacting the Company’s revenue and the Company’s customers’ ability to pay for the Company’s products; additional customer bankruptcy filings; the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; impact of the restrictions contained in the Company’s credit agreements and indentures upon the Company’s ability to operate and expand its business; competition negatively impacting the Company’s revenues and margins; any failure of the Company to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; the failure of the Company’s cost reduction efforts to be successful for any reason, including the need to suspend such initiatives for business reasons;   and the other factors set forth in the Company’s fiscal year 2008 Annual Report on Form 10-K filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina-SCI Contact
Paige Bombino
Director, Investor Relations
408-964-3610

SANMF

Press Release Financials	SANMINA-SCI
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	December 27,	September 27,
	2008	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$796,774	$869,801
Accounts receivable, net	892,107	986,312
Inventories	784,002	813,359
Prepaid expenses and other current assets	88,505	100,399
Assets held for sale	46,183	43,163
Total current assets	2,607,571	2,813,034

Property, plant and equipment, net	587,503	599,908
Other non-current assets	145,244	117,785
Total assets	$3,340,318	$3,530,727

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$781,920	$908,151
Accrued liabilities	200,068	191,022
Accrued payroll and related benefits	111,032	139,522
Total current liabilities	1,093,020	1,238,695

Long-term liabilities:
Long-term debt	1,485,614	1,481,985
Other	135,426	114,089
Total long-term liabilities	1,621,040	1,596,074

Total stockholders’ equity	626,258	695,958
Total liabilities and stockholders’ equity	$3,340,318	$3,530,727

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended
	December 27, 2008	December 29, 2007
Net sales	$1,419,264	$1,778,140
Cost of sales	1,335,466	1,649,211
Gross profit	83,798	128,929

Operating expenses:
Selling, general and administrative	62,987	89,078
Research and development	4,192	4,606
Amortization of intangible assets	1,650	1,650
Restructuring costs	9,235	6,779
Asset impairment	3,798	—
Total operating expenses	81,862	102,113

Operating income	1,936	26,816

Interest income	3,450	6,217
Interest expense	(29,183)	(35,363)
Other income (expense), net	553	(4,640)
Interest and other expense, net	(25,180)	(33,786)
Loss from continuing operations before income taxes	(23,244)	(6,970)
Provision for income taxes	2,029	2,483
Net loss from continuing operations	(25,273)	(9,453)
Net income from discontinued operations, net of tax	—	17,369
Net income (loss)	$(25,273)	$7,916

Basic income (loss) per share from:
Continuing operations	$(0.05)	$(0.02)
Discontinued operations	$—	$0.03
Net income	$(0.05)	$0.01

Diluted income (loss) per share from:
Continuing operations	$(0.05)	$(0.02)
Discontinued operations	$—	$0.03
Net income	$(0.05)	$0.01

Weighted-average shares used in computing per share amounts:
Basic	523,316	529,652
Diluted	523,316	529,962

Sanmina - SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 27, 2008	September 27, 2008	December 29, 2007
GAAP Revenue	$1,419,264	$1,703,579	$1,778,140
Adjustments
Customer bankruptcy reorganization (1)	5,000	—	—
Non-GAAP Revenue	$1,424,264	$1,703,579	$1,778,140

GAAP Gross Profit	$83,798	$130,891	$128,929
GAAP gross margin	5.9%	7.7%	7.3%
Adjustments
Stock compensation expense (2)	1,865	1,704	1,700
Amortization of intangible assets	233	233	271
Customer bankruptcy reorganization (1)	10,000	—	—
Non-GAAP Gross Profit	95,896	132,828	130,900
Non-GAAP gross margin	6.7%	7.8%	7.4%

GAAP operating income (loss)	$1,936	$(442,101)	$26,816
GAAP operating margin	0.1%	-26.0%	1.5%
Adjustments
Stock compensation expense (2)	4,162	3,735	3,276
Amortization of intangible assets	1,883	1,883	1,921
Stock option investigation and integration	150	467	2,264
Customer bankruptcy reorganization (1)	10,000	—	—
Restructuring costs	9,235	13,322	6,779
Impairment of goodwill and other assets	3,798	481,999	—
Non-GAAP operating income	31,164	59,305	41,056
Non-GAAP operating margin	2.2%	3.5%	2.3%

GAAP net income (loss)	$(25,273)	$(485,179)	$7,918
Adjustments
Net loss (income) from discontinued operations, net of tax	—	11,264	(17,369)

GAAP net income (loss) - continuing operations	$(25,273)	$(473,915)	$(9,453)
Adjustments - continuing operations:
Operating income adjustments (see above)	29,228	501,406	14,240
Net gain on derivative financial instruments and other (3)	(4,993)	—	—
Loss on redemption of debt (4)	—	—	2,237
Tax effect of above items	270	(3,464)	(1,919)
Non-GAAP net income (loss) - continuing operations	(768)	24,027	5,105

Non-GAAP Basic Earnings (Loss) Per Share:
Continuing operations	$(0.00)	$0.05	$0.01

Non-GAAP Diluted Earnings (loss) Per Share:
Continuing operations	$(0.00)	$0.05	$0.01

Weighted-average shares used in computing Non-GAAP earnings per share amounts:
Basic	523,316	531,222	529,652
Diluted	523,316	531,652	529,962

(1) Relates to revenue reversal and inventory reserves associated with a customer’s bankruptcy reorganization announcement.

(2) Stock compensation expense was as follows:

	Three Months Ended
	December 27, 2008	September 27, 2008	December 29, 2007

Cost of sales	$1,865	$1,704	$1,700
Selling, general and administrative	2,212	1,951	1,479
Research and development	85	80	97
Stock compensation expense - continuing operations	4,162	3,735	3,276
Discontinued operations	—	51	129
Stock compensation expense - total company	$4,162	$3,786	$3,405

(3)          Relates primarily to a gain on interest rate swaps not accounted for as hedging instruments during a portion of the quarter due to termination of a swap

(4)          Write-off of prepaid financing fees related to debt that was repaid prior to maturity.